Exhibit 10.5
SIX FLAGS ENTERTAINMENT CORPORATION 2024 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT AND DECLARATION
This Restricted Stock Award Agreement and Declaration (the “Declaration”) is made pursuant to the terms and conditions of the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan (the “Plan”), including (without limitation) Section 8, the provisions of which are incorporated into this Declaration by reference. Capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless indicated otherwise.
1.    Restricted Stock Award in General. Participant’s Restricted Stock Award (the “Award”) consists of ___ (__) shares of Common Stock (the “Restricted Stock”) specified in and as outlined in the attached Notice of Restricted Stock Award of Six Flags Entertainment Corporation (the “Notice”) and is subject to Participant’s continuous Service throughout each of the restricted periods that commence on the Date of Grant and end on each of the Vesting Dates specified under the heading “Vesting Schedule” in the Notice (individually, a “Restricted Period” and, collectively, the “Restricted Periods”). Dividend Equivalent Rights on the Restricted Stock shall be accumulated until the lapse of a Restricted Period, if and to the extent the Company makes dividends on its Common Stock during a Restricted Period and shall be paid pursuant to the provisions of Section 3 hereof in the same form as accrued. During the Restricted Periods, the Participant shall have the right to vote such Restricted Stock, but the Participant shall not have the right to receive any payments or dividends with respect to such Restricted Stock, and the Participant may not sell, transfer, pledge, or assign such Restricted Stock.
2.    Forfeiture. The Restricted Stock for which the restrictions have not lapsed shall be automatically forfeited if the Participant ceases Service at any time during a Restricted Period, except as provided in Sections 3 and 5 of this Declaration.

3.    Lapse of Restrictions.

A.    The Service restriction on the Restricted Stock shall lapse upon the Participant’s completion of continuous Service throughout thew Restricted Period, and the Restricted Stock shall thereupon become shares of unrestricted Common Stock. All Dividend Equivalent Rights on the Restricted Stock accumulated during the Restricted Period shall be paid in a lump sum within seventy-four (74) days following the end of the Restricted Period; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the calendar year of payment.
B.    Sections 6.1(f) and 6.2 of the Participant’s employment agreement with the Company shall apply to this Award and shall govern and control over any conflicting provision in the Plan or this Declaration, including, for the avoidance of doubt, during Participant’s Term (under and as defined in the employment agreement) as well as during any period following the expiration of Participant’s Term under the employment agreement after which this Award remains outstanding). Accordingly, if the Participant’s employment is terminated by the Company without Cause (as defined in the employment agreement), or if the Participant resigns for Good Reason (as defined the employment agreement), or if the Participant dies or incurs a “separation from service,” as determined in accordance with Section 409A of the Code prior to the Payment Date specified in Section 3.A of this Declaration, Section 6.1(f) or Section 6.2 of Participant’s employment agreement with the Company, as applicable, shall apply, subject to the release provisions and any other conditions or other requirements specified in the employment agreement.
For the avoidance of doubt, if this Award provides for multiple potential payment or vesting dates, the 18-month provisions within Section 6.1(f) of Participant’s employment agreement shall be applied separately to each separate payment or vesting date with respect to the portion of this Award that is scheduled to be paid or vest on such date.

C.    Section 6.1(b)(ii)(B) of the Participant’s employment agreement with the Company shall apply to this Award in lieu of, and shall govern and control over, Section 12 of the Plan. For the avoidance of doubt, the preceding sentence shall apply both during Participant’s Term (under and as defined in the employment agreement) as well as during any period following the expiration of Participant’s Term under the employment agreement after which this Award remains outstanding).
D.    Except as permitted by Section 409A (or an exception thereto), Section 4 of this Declaration or the applicable provisions of the employment agreement, no payment shall be accelerated.
4.    Tax Matters and Withholding; Code Section 83(b) Election. To the extent permitted by applicable securities laws, the Company, the Participant’s employer or their agent(s) shall withhold all required local, state, federal, and other taxes and any other amount required to be withheld by any governmental authority or law from the Restricted Stock issued, and Dividend Equivalent Rights paid, pursuant to the Award, and unrestricted shares of Common Stock issued hereunder shall be retained by, surrendered back to or reacquired by the Company or an Affiliate as necessary in order to accomplish the foregoing, with the number of unrestricted shares of Common Stock to be delivered after the expiration of the Restricted Period being reduced accordingly. The number of shares of Common Stock to be withheld shall have a Fair Market Value equal to the amount required to be withheld as of the date that the amount is withheld. The Participant will execute such other documentation as may be necessary or appropriate to accomplish the foregoing. Prior to such withholding, in accordance with procedures established by or agreement of the Committee or the Participant’s employer, the Participant may arrange to pay all applicable withholdings in cash on the due date of such withholdings. To the extent applicable law does not permit the withholding of Common Stock, the Participant shall pay all applicable withholdings in cash on the due date of such withholdings. If the Participant elects, in accordance with Section 83(b) of the Code, to recognize ordinary income on the Date of Grant in the year in which the Restricted Stock is awarded, the Participant shall promptly furnish to Six Flags Entertainment Corporation a copy of the completed and signed election that is filed with the Internal Revenue Service within thirty (30) days of the Date of Grant of the Award.
5.    Priority of Agreements. The terms of the Participant’s employment agreement with the Company shall govern and control over any conflicting term of the Plan to the extent and as provided in Section 2 of this Declaration, including without limitation during the Participant’s Term of employment under the employment agreement and in the event that Participant’s employment Term under his or her employment agreement expires prior to the vesting or payment of this Award.

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IN WITNESS WHEREOF, Six Flags Entertainment Corporation., has caused this Declaration to be executed by its duly authorized officer as approved by the Committee and the Participant has executed this Declaration as of the day and year indicated.

SIX FLAGS ENTERTAINMENT CORPORATION By: Title: Date:

PARTICIPANT

Name:
Title:
Date:

A copy of the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan Information Statement is available for review on the Six Flags Intranet link at  under “Document Share”, and a copy of the most current Form 10-K is available for review at  _ .

Notice of Restricted Stock Award of Six Flags Entertainment Corporation

Company Name

Plan

Participant Id

Participant Name

Participant Address

Grant/Award Type

Number of Shares of Common Stock

Grant/Award Date

VESTING SCHEDULE

Vesting Date	No. of Shares of Common Stock	Percent